Exhibit 5.6

Ref. No.: 2010-

October 4, 2010

MagnaChip Semiconductor Limited

2F., No. 61, Chowtze St., Nei Hu District

Taipei City 114, Taiwan, R.O.C.

– and to –

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Re: Form S-1 Registration Statement (Reg. 333-168790)

Gentlemen and Ladies:

We are lawyers qualified to practice in Taiwan, the Republic of China (“ROC”), and have been asked to issue an opinion regarding MagnaChip Semiconductor Limited (Taiwan) (“MagnaChip Taiwan”), in connection with filing the Registration Statement on Form S-1 (Registration No. 333-168790) originally filed by MagnaChip Semiconductor S.A., a société anonyme organized under the laws of Luxembourg (“Luxco”), MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), MagnaChip Taiwan and the other registrants (together with MagnaChip Taiwan, the “Guarantors”) on August 12, 2010 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), and the Trust Indenture Act of 1939, as amended (“Registration Statement”). Upon the effectiveness of the Registration Statement, certain holders propose to offer to resell (“Resale Offer”) up to $35,000,000 in aggregate principal amount of the Issuers’ 10.500% Senior Notes due 2018 (“Notes”), which are guaranteed by the Guarantors (the “Guarantee”), and were originally offered pursuant to the Purchase Agreement dates as of April 6, 2010 (“Purchase Agreement”) by and among the Issuers, the Guarantors named therein, and Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc.,

Credit Suisse Securities (USA) LLC and UBS Securities LLC as the Purchasers. The Notes and the Guarantee were issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein and Wilmington Trust FSB as the Trustee, incorporated by reference as Exhibit 4.4 to the Registration Statement.

1.	For the purposes of this opinion, we have examined the following documents:

	(a)	A photocopy of the Purchase Agreement dated as of April 6, 2010;

	(b)	A photocopy of the Indenture dated as of April 9, 2010;

	(c)	A photocopy of the Notation of Guarantee dated as of April 9, 2010;

	(d)	A photocopy of the Registration Rights Agreement dated as of April 9, 2010;

	(e)	A photocopy of MagnaChip Taiwan’s Articles of Incorporation dated January 11, 2005 (“AOI”);

	(f)	A photocopy of MagnaChip Taiwan’s current version of amended Corporate Registration Card approved by the Taipei City Government, Taiwan, ROC dated May 22, 2009; and

	(g)	A photocopy of the meeting minutes of MagnaChip Taiwan’s board of directors dated April 6, 2010 containing a resolution approving MagnaChip Taiwan’s entry into the Guarantee (“Board Resolution”).

2.	For the purposes for this opinion, we have assumed without further enquiry:

	(a)	the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

	(b)	the genuineness of all signatures and seals;

	(c)	the accuracy of the Board Resolution;

	(d)	the accuracy of MagnaChip Taiwan’s AOI;

	(e)	the accuracy of any and all representations of facts expressed in or implied by the documents we have examined;

	(f)	that the Board Resolution is and will remain in full force and effect on the execution of the Registration Statement; and

(g)

that the parties to the documents listed in the Section 1 hereof (other than MagnaChip Taiwan) are duly incorporated and validly existing in good standing under their jurisdictions and all the documents listed in the Section 1 hereof have been duly executed for and on behalf of such parties.

3.	Based on the foregoing, and subject to the qualifications expressed below, we are of the following opinions:

	(a)	MagnaChip Taiwan is a limited company duly incorporated and validly existing in good standing under the laws of the ROC.

	(b)	MagnaChip Taiwan has all requisite corporate or other statutory power and authority to execute, deliver and perform its obligations under the Guarantee.

	(c)	The execution, delivery, and performance of the Guarantee have been duly authorized by MagnaChip Taiwan.

	(d)	The Guarantee is a valid and binding obligation of MagnaChip Taiwan.

4.	The opinions set out above are subject to the following qualifications and clarifications:

(a)

Provisions in the Indenture applying to the Guarantee, which provides for MagnaChip Taiwan to pre-emptively waive certain rights explicitly prohibited by Article 739-1 of the ROC Civil Code, are invalid.

(i)

Under Article 755 of the ROC Civil Code, if the creditors grant the Issuers an extension of time, unless MagnaChip Taiwan specifically consents to that extension, MagnaChip Taiwan is released from its obligations under the Indenture. Therefore, the language in Section 10.01(a)(2) of the Indenture stating that MagnaChip Taiwan’s obligations are extended “in case of any extension of time of payment or renewal of any Notes or any of such other obligations” is invalid. In addition, the statement in Section 10.01(b) of the Indenture stating that MagnaChip Taiwan’s obligations are unconditional, “irrespective of any waiver or consent by any Holder of the Notes,” and that the Guarantee “will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture” is also invalid.

(ii)

Under Article 741 of the ROC Civil Code, the obligations of MagnaChip Taiwan under the Indenture shall be no more than the principal debt. Therefore, the language in Section 10.01(b) of the Indenture stating that MagnaChip Taiwan’s obligations are unconditional, irrespective of “the validity, regularity or enforceability of the Notes or this Indenture,” “any waiver or consent by any Holder of the Notes,” and

“any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor” is invalid.

(iii)

Under Article 742 of the ROC Civil Code, MagnaChip Taiwan is entitled to take any defense that is open to the Issuers as a valid defense even when waived by the Issuers. Therefore, the statement in Section 10.01(b) of the Indenture stating that MagnaChip Taiwan’s obligations are unconditional, irrespective of “any waiver or consent by any Holder of the Notes,” and “any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor,” and that the Guarantee “will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture” is invalid.

(iv)

Under Article 744 of the ROC Civil Code, if the obligations under the Indentures are voidable by the Issuers, MagnaChip Taiwan is entitled to refuse to perform their obligations under the Indentures. Therefore, the language in Section 10.01(b) of the Indenture stating that MagnaChip Taiwan’s obligations are unconditional, “irrespective of the validity, regularity and enforceability of the Notes or this Indenture,” and that the Guarantee “will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture” is invalid.

(v)

Under Article 749 of the ROC Civil Code, if MagnaChip Taiwan makes payment to the creditor, it is entitled to subrogate the claim of the creditor against the Issuers to the extent of the payment made, as long as it is not exercised to the detriment of the creditor. Therefore, the language in Section 10.01(d) of the Indenture stating that MagnaChip Taiwan “agrees that it will not be entitled to any right of subrogation … until payment in full of all obligations guaranteed hereby” is invalid to the extent it restrains MagnaChip Taiwan from exercising the right of subrogation for the portion it has paid prior to the payment in full of all obligations guaranteed thereby.

(vi)

Under Article 751 of the ROC Civil Code, if the creditors waive the rights in rem on which their claim are secured, MagnaChip Taiwan is released from its obligations to the extent of the rights which have been waived. Therefore, the language in Section 10.01(b) of the Indenture stating that MagnaChip Taiwan’s obligations are unconditional, “irrespective of any waiver by any Holder of the Notes,” is invalid.

	(vii)	Under Article 742-1 of the ROC Civil Code, MagnaChip Taiwan may take the Issuers’ claim against the holders of Notes and their successors and assigns as its claim to offset.

(b)

Any final and conclusive monetary judgment for a definite sum obtained against MagnaChip Taiwan in the courts of the State of New York in respect to the obligations under the Guarantee would be recognized and treated by the courts of the ROC as a cause of action in itself so that no retrial of the issues would be necessary provided that:

(i)

The Courts of the State of New York rendering the judgment had subject matter jurisdiction in the matter under the laws of the ROC and MagnaChip Taiwan has either submitted to such jurisdiction or was duly served with process;

	(ii)	The content and procedures of the judgment was not contrary to public order (policy) and good morals of the ROC;

(iii)

If MagnaChip Taiwan did not appear in the proceedings in such court and a judgment by default was entered, process has been served legally in connection with MagnaChip Taiwan in the jurisdiction of litigation or with the assistance of the judicial authorities of the ROC. Nothing herein should be read to mean that service on a contractually appointed service of process agent would be necessarily constitute legitimate service in jurisdiction for purposes of this item (iii); and

(iv) Judgments of the courts of the ROC would be enforceable in the jurisdiction of the courts of the State of New York on a reciprocal basis.

(c)

Any final, conclusive and un-appealable judgments on the merits against MagnaChip Taiwan for a definite sum of money entered by a New York Court in any suit, action or proceeding arising out of or in connection with the Guarantee to which MagnaChip Taiwan is a party, provided that it meets the conditions indicated in Section 4 (b) (i)(ii)(iii) and (iv) above, normally would be enforced by way of summary proceedings based on the judgments, without re-examination of the matters adjudicated upon, by the court of ROC.

(d)

When obligations are to be performed in a jurisdiction outside the ROC or construed under the laws other than those of the ROC, they may not be enforceable under the laws of the ROC to the extent that such performance would be contrary to public policy (order) or good moral under the laws of the ROC.

	(e)	Claims under the Guarantee may become barred under the laws relating to Statute of Limitations in the ROC or may be or become subject to defenses of offset or counterclaim.

	(f)	Rights and obligations may be limited by bankruptcy, insolvency, liquidation, arrangement and other similar laws of the ROC of general application affecting the rights of creditors.

5.

This opinion is confined to and given on the basis of the laws of the ROC as they are in force at the date of this opinion. We are issuing this opinion purely from a legal perspective, without considering other aspects. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name in the prospectus contained therein under the caption “Legal Matters” and to the reliance on the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement and as set forth above, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours faithfully,

Lee, Tsai & Partners Attorneys-at-Law

By:

/s/ Elizabeth Pai Elizabeth Pai	/s/ Chung-Teh Lee Chung-Teh Lee